EXHIBIT 10.17

TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT is entered into this 24th day of July, 2004 by and between IOM Holdings, Inc., a Nevada corporation with offices at 4 Marconi, Irvine, California 92618 (“LICENSOR”), and I/OMagic Corporation, a Nevada corporation with offices at 4 Marconi, Irvine, California 92618 (“LICENSEE”).

W I T N E S S E T H:

WHEREAS, LICENSOR is the sole and exclusive owner of the trademark and registration identified more fully in Schedule A attached hereto (the “Trademarks”); and

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE the right, privilege and license to use the Trademarks on or in association with the goods and/or services covered by the registrations (the “Licensed Products”); and

WHEREAS, LICENSEE has represented that it has the ability to manufacture, market and distribute the Licensed Products in the Territory identified in Schedule A attached hereto (the “Territory”) and to use the Trademarks on or in association with the Licensed Products; and

WHEREAS, LICENSEE desires to obtain from LICENSOR a license to use, manufacture, have manufactured and sell Licensed Products in the Territory and to use the Trademarks on or in association with the Licensed Products; and

WHEREAS, both LICENSEE and LICENSOR are in agreement with respect to the terms and conditions upon which LICENSEE shall use the Trademarks;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1.	LICENSE GRANT

A. LICENSOR hereby grants to LICENSEE, for the Term of this Agreement as recited in Schedule A attached hereto, an exclusive license to use the Trademarks on or in association with the Licensed Products in the Territory, as well as on packaging, promotional and advertising material associated therewith.

B. LICENSOR hereby grants to LICENSEE, for the Term of this Agreement as recited in Schedule A attached hereto, the exclusive right and license to use, manufacture, have manufactured, sell, distribute and advertise the Licensed Products in the Territory.

2.	TERM AND TERMINATION OF THE AGREEMENT

This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall continue until either party provides thirty (30) days written notice to the other party of its intent to terminate the Agreement.

3.	COMPENSATION

In consideration for the licenses granted hereunder, LICENSEE agrees to pay to LICENSOR a one-time fully paid up license fee of $1.00, and agrees to provide LICENSOR with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by LICENSOR.

4.	AUDIT

A. LICENSOR shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect LICENSEE’s books and records and all other documents and material in the possession of or under the control of LICENSEE with respect to the subject matter of this Agreement at the place or places where such records are normally retained by LICENSEE. LICENSOR shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom.

B. All books and records relative to LICENSEE’s obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least three (3) years after termination of this Agreement.

5.	WARRANTIES & OBLIGATIONS

A. LICENSOR represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict herewith.

B. LICENSOR further represents and warrants that the Trademarks do not infringe any valid right of any third party.

6.	NOTICES, QUALITY CONTROL & SAMPLES

A. The licenses granted hereunder are conditioned upon LICENSEE’s full and complete compliance with the marking provisions of the patent, trademark and copyright laws of the United States, and other countries in the Territory.

B. The Licensed Products, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by LICENSOR.

C. The Licensed Products shall be of a high quality which is at least equal to comparable products previously manufactured and marketed by LICENSEE under the trademarks and in conformity with a standard sample approved by LICENSOR.

D. The LICENSEE agrees to permit LICENSOR or its representative to inspect the facilities where the Licensed Products are being manufactured and packaged.

E. At the request of LICENSOR, LICENSEE shall submit to LICENSOR for approval, no more than one (1) sample of each Licensed Product per year.

7.	NOTICE & PAYMENT

Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service.

8.	PATENTS, TRADEMARKS & COPYRIGHTS

A. LICENSOR shall seek, obtain and, during the Term of this Agreement, maintain in its own name and at its own expense, appropriate protection for the Trademarks.

B. It is understood and agreed that LICENSOR shall retain all right, title and interest in the Trademarks.

C. The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

D. LICENSEE agrees that its use of the Trademarks inures to the benefit of LICENSOR and that the LICENSEE shall not acquire any rights in the Trademarks.

9.	POST TERMINATION RIGHTS

Upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR and LICENSEE shall immediately discontinue all use of the Trademarks at no cost whatsoever to LICENSOR.

10.	INFRINGEMENTS

A. Either LICENSOR or LICENSEE shall have the right, in their discretion, individually or jointly, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. Any lawsuit shall be prosecuted solely at the cost and expense of the party bringing suit and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, in excess of the amount of reasonable attorneys’ fees and other out of pocket expenses of such suit, shall be divided equally between the parties.

B. Upon request of the party bringing the lawsuit, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The party bringing suit shall reimburse the other party for the expenses incurred as a result of such cooperation.

11.	INDEMNITY

LICENSOR agrees to defend and indemnify LICENSEE, its officers, directors, agents and employees, against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred through claims of third parties against LICENSEE challenging the authenticity of the Trademarks or alleging that LICENSEE’s use of the Trademarks infringes the rights of another.

12.	JURISDICTION & DISPUTES

A. This Agreement shall be governed in accordance with the laws of the State of California.

B. All disputes under this Agreement shall be resolved by the courts of the State of California, including the United States District Court for the Central District of California, and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

13.	AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns.

14.	WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

15.	SEVERABILITY

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

16.	ASSIGNABILITY

The license granted hereunder may be assigned by operation of law or by LICENSEE with the consent of LICENSOR.

17.	INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

IOM Holdings, Inc.		I/OMagic Corporation

By:	/s/ Tony Shahbaz	By:	/s/ Steve Gillings

Title:	President	Title:	Chief Financial Officer

Date:	July 24, 2004	Date:	July 24, 2004

SCHEDULE A

1. Licensed Trademarks

The following Trademarks form part of this Agreement:

Mark: DIGITAL RESEARCH TECHNOLOGIES

Registration Number: 2254252

Date of Registration: June 15, 1999

DIGITAL RESEARCH TECHNOLOGIES and Design

Registration Number: 2257795

Date of Registration: June 29, 1999

2. Licensed Products

The following Licensed Products form part of this Agreement:

“Computer peripherals, namely, monitors, scanners, sound cards, keyboards, input devices, CD-ROM drives, floppy disk drives, and I/O cards.”

3. Territory

Worldwide